Exhibit 4.3

FORM OF FACE OF GLOBAL WARRANT CERTIFICATE

VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2017

This Global Warrant Certificate is held by The Depository Trust Company (the “Depositary”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6.1(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depositary with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depositary to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depositary or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF OCTOBER 11, 2012, BY AND BETWEEN MOTRICITY, INC. AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”).

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE MAY NOT BE EXERCISED BY OR TRANSFERRED TO RESIDENTS IN FLORIDA EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION.

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2017

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

VOLTARI CORPORATION

CUSIP #[              ]

ISSUE DATE:                 , 201

No.

This certifies that, for value received,                 , and its registered assigns (collectively, the “Registered Holder”), is entitled to purchase from Voltari Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof and the Exercise Limitations set forth in the Warrant Agreement, at any time after 5:00 p.m. New York time on                 , and before the earlier of (i) 5:00 p.m., New York time, on October 11, 2017 and (ii) the consummation of a Fundamental Transaction, as defined in the Warrant Agreement, the number of fully paid and non-assessable shares of Common Stock of the Company set forth above at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $0.65.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the         day of                 , 201   .

VOLTARI CORPORATION, as Company
By:
Name:
Title:

ATTEST:

COUNTERSIGNED
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent
By:
Name:
Title:

ATTEST:

Address of Registered Holder for Notices (until changed in accordance with this Warrant):

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF WARRANT

The Warrants evidenced by this Warrant Certificate are a part of a duly authorized issue of Warrants with each Warrant entitling the Holder to purchase one share of Common Stock issued pursuant to that the Warrant Agreement, a copy of which may be inspected at the Warrant Agent’s office. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants. All capitalized terms used on the face of this Warrant herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Upon due presentment for registration of transfer of the Warrant at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.

No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.

This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company.

The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.